Exhibit 18

April 9, 2012

Board of Directors

Willbros Group, Inc.

4400 Post Oak Parkway

Houston TX 77027

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in the Company’s Form 10-K for the year ended December 31, 2011 and issued our report thereon dated April 9, 2012. Note 7 to the consolidated financial statements describes a change in accounting principle related to the change in timing of the Company’s annual goodwill impairment test date for the Utility T&D reporting unit from July 1 to December 1. It should be understood that the preferability of one acceptable method of accounting over another for a change in the annual goodwill impairment test date has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, the adoption of a preferable accounting principle in conformity with Accounting Standards Codification 205, Accounting Changes and Error Corrections.

Very truly yours,

/s/ PricewaterhouseCoopers LLP